NEWS RELEASE      94-35

Contact:    Robert D. Mrlik         or          John E. Pluhowski
            Vice President -                    Director - Corporate
            Investor Relations                        Communications
            (713) 831-1137                      (713) 831-1149


FOR IMMEDIATE RELEASE


AMERICAN GENERAL TO BUY 40% STAKE IN WESTERN NATIONAL CORPORATION FROM CONSECO, INC.

      Houston, December 2, 1994 -- American General Corporation (NYSE:AGC) today announced that it has agreed to acquire 40% of the outstanding shares of common stock of Western National Corporation (NYSE:WNH) from Conseco, Inc. (NYSE:CNC) in an all-cash transaction. The agreement calls for American General to purchase approximately 25 million shares of Western National common stock for $11.00 per share or $274 million. Western National closed at $10.00 per share on December 1, 1994. The transaction, which is subject to requisite regulatory approvals, is expected to close by year-end 1994.

      In addition, American General has entered into a four-year agreement with Western National that provides, among other things, for American General to either vote its shares in the election of directors pro rata with the votes cast by other holders, or vote for the slate of directors nominated by Western National's board; to limit the form of share dispositions by American General; and to limit additional purchases of shares by American General to not more than 20% per year, with a total position limit of 79%. American General also has the right to name, at its option, two directors to the Western National board.

      Western National Corporation, with headquarters in Houston has assets of $8.5 billion and shareholders' equity of $421 million, and is the holding company of Western National Life Insurance Company. Western National has operating earnings of $83 million or $1.33 per share in 1993 and for the first nine months of 1994, operating earnings were $72 million or $1.15 per share.

      In commenting on the transaction, Harold S. Hook, chairman and chief executive officer of American General, said, "Western National is a well-
managed, specialty marketer of annuity products through financial institutions. American General has taken advantage of the opportunity to acquire this large equity position in Western National because we believe it represents an excellent long-term investment. And finally, it is no small item that Western National is headed by Michael J. Poulos, retired vice chairman of American General."

                                     *****

      American General is one of the nation's largest consumer financial services organizations with assets of more than $45 billion and shareholders' equity of $4.0 billion. Headquartered in Houston, it is a leading provider of
retirement  annuities, consumer loans,  and life insurance.   American General
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Corporation common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.
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